Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:	Jamie Fulmer- (864) 342-5633
Director of Investor Relations
jfulmer@advanceamerica.net

Advance America Reports Record Revenue for 2005

SPARTANBURG, S.C., February 22, 2006– Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the fourth quarter and year ended December 31, 2005.

During 2005 total revenues increased 10.5% to $630.1 million, compared to $570.2 million in 2004, and for the fourth quarter total revenues increased 5.7% to $168.7 million, compared to $159.7 million for the quarter ended December 31, 2004. The increase in total revenues during the year was primarily due to the opening of new centers and growth in existing centers. The year-over-year growth rate in total revenues for payday cash advance centers opened prior to January 1, 2004 was 5.7% (excluding centers closed or suspended in 2004 and 2005). For the quarter ended December 31, 2005, total revenues for the centers opened prior to October 1, 2004 increased 5.9% (excluding centers closed or suspended in 2004 and 2005).

Center gross profit for the year ended December 31, 2005 increased 2.9%, from $166.7 million in 2004 to  $171.6 million in 2005. For the quarters ended December 31, 2004 and 2005 the center gross profit was  $45.8 million.

For the year ended December 31, 2005, net income was  $63.0 million compared to pro forma net income of $65.3 million for the same period in 2004. Net income for the quarter ended December 31, 2005 was $16.7 million, compared to pro forma net income of $17.2 million for the same period in 2004.

Diluted earnings per share were $0.20 for the quarter ended December 31, 2005 compared to pro forma diluted earnings per share of $0.21 for the same period in 2004. For the year ended December 31, 2005, diluted earnings per share were $0.76 compared to pro forma diluted earnings per share of $0.78 for the year ended December 31, 2004.

Prior to the Company’s initial public offering in December 2004, Advance America was taxed as an S corporation for income tax purposes. Accordingly, the Company’s income tax expense for the twelve months and quarter ended December 31, 2004 represented only income tax expense on certain subsidiaries that had not converted to an S corporation. At the date of the IPO, the Company converted to a C corporation for income tax purposes. Pro forma net income and pro forma diluted earnings per share were determined based

upon the Company’s actual net income for the year and quarter ended December 31, 2004, respectively, and were adjusted as if the Company was taxed as a C corporation at a rate of 40.6%, the post-IPO diluted shares outstanding were outstanding during the entire year, and the proceeds from the IPO were assumed to have reduced debt and the related interest expense.

Advance America’s President and Chief Executive Officer Ken Compton commented on the 2005 results, “2005 was a successful year for Advance America despite numerous challenges that our Company and the payday cash advance industry faced as a whole. Our overall operating results for 2005, which include record revenue for the year and solid growth in our mature centers reflect the strength of our business and strong consumer demand for the payday cash advance product. We remain committed to improving the efficiency of our operations and growing our national operating network.”

As previously announced, the North Carolina Commissioner of Banks issued an order on December 22, 2005 directing the Company’s North Carolina subsidiary to cease operation of its centers in the state. As a result of the Commissioner’s ruling, the Company’s North Carolina subsidiary ceased all of its business activities in North Carolina and closed its 117 centers. These actions resulted in charges of $2.5 million during the fourth quarter of 2005, representing impairment of carrying value of identified centers, lease cancellation, severance, and other costs related to the cessation of business activities and closings. In addition, the Company recorded legal fees during the fourth quarter of 2005 of approximately $1.9 million, of which $0.7 million were primarily related to North Carolina.

In addition, the Company has recently become aware that the Federal Deposit Insurance Corporation (FDIC) is investigating the agency bank business model as it relates to banks it supervises, and that the FDIC has instructed certain banks to discontinue offering payday cash advances and alternative credit products if they cannot adequately address the FDIC’s concerns regarding those products. This most recent activity may require the lending banks in Arkansas and Pennsylvania to discontinue providing payday cash advances and installment loans. The Company is studying alternative methods for conducting business in Arkansas and Pennsylvania should the lending banks in those states discontinue providing payday cash advances and installment loans, and the Company currently is not able to estimate what operational changes, if any, in these two states would be required or the impact of those changes. As of December 31, 2005, the Company operated a total of approximately 2,600 centers, of which 30 centers were located in Arkansas and 101 centers were located in Pennsylvania. The Company’s net revenues in those two states were approximately $46.1 million in 2004 and $42.7 million in 2005. The decline in net revenues is due to continued implementation of the FDIC’s Revised Guidance in 2005. Operational changes in these two states also could ultimately result in a charge to income.

The Company temporarily closed 128 centers as a result of Hurricanes Katrina and Rita, of which 13 remain closed as of today. The Company incurred losses to property and receivables that were outstanding prior to the hurricanes of approximately $1 million. These losses on assets that existed prior to the hurricanes are expected to be offset by insurance proceeds of $1 million. The Company estimates that revenue lost as a result of the hurricanes for the fourth quarter of 2005 was $3 million, which was not covered by insurance.

The Company opened 150 and 361 new centers during the fourth quarter and year ended December 31, 2005, respectively, compared to 123 and 469 during the same periods in 2004. As of December 31, 2005, excluding centers in North Carolina, the Company had expanded its national operation to a total of 2,604 centers in 36 states.

The provision for doubtful accounts and agency bank losses as a percent of total revenues for the year and quarter ended December 31, 2005 was 18.3% and 22.6%, respectively, compared to 15.7% and 18.9% for the same periods in 2004. The trend in increasing losses was impacted during the fourth quarter by the implementation of the new bankruptcy law in October, the lending banks’ conformity with the FDIC’s Revised Guidelines on Payday Lending in the agency business model states, and the Company’s transition to a Credit Services Organization in Texas. The increase in losses was partially offset by the sale of customer debt that resulted in a $3.7 million reduction in the loss provision.

In May 2005, the Company’s Board of Directors approved a plan authorizing the repurchase of up to $50 million of the Company’s currently outstanding common stock. As of December 31, 2005 the Company has repurchased approximately 2.0 million shares at a cost of $25.7 million.

On February 17, 2006, the Company’s Board of Directors declared a regular quarterly dividend of $0.11 per share. The dividend will be payable on March 10, 2006, to stockholders of record as of February 27, 2006.

The Company will discuss these results during a conference call on Thursday, February 23 at 9:00 a.m. (EST). To listen to this call, please dial the conference telephone number (800) 289-0496. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamericacash.com. An audio replay of the call will be available online or by telephone (888) 203-1112 (replay passcode: 4777226) until the close of business on March 2, 2006.

About Advance America

Founded in 1997, Advance America, Cash Advance Centers, Inc. is the country’s leading provider of payday cash advance services with approximately 2,600 centers in 36 states. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices.

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws. All statements in this release other than those relating to our historical information or current condition are forward-looking statements. For example, any statements regarding our future financial performance, our business strategy and expected developments in the payday cash advance services industry are forward-looking statements. Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties and other factors, many of which are not under our control and may not even be predictable. Therefore, the actual results could differ materially from our expectations as of today and any future results, performance or achievements expressed directly or impliedly by the forward-looking statements. These factors include: current and future litigation and regulatory proceedings against us, including but not limited to those against us in Florida, Georgia, and North Carolina; the closure of our operations in North Carolina; the effect that compliance with the revised FDIC payday lending guidance may have on the lending banks and our results of operations from the agency business model; federal and state governmental regulation of payday cash advance services, consumer lending, and related financial services businesses; our ability to efficiently and profitably market, process, and service a new installment loan product and introduce and manage a credit services organization business, and a check-cashing business; customer demand and response to services and products offered at our payday cash advance, check-cashing, or credit service centers; the extent to which revised levels of underwriting analysis by the lending banks for installment loans may cause fewer customers to qualify for extensions of credit; the uncertainty of consumer and investor reception to our involvement with installment loan products, credit services, and check-cashing services; the accuracy of our estimates of payday cash advance, installment loan, or credit service losses; our relationships with the lending banks and with the banks party to our revolving credit facility; theft and employee errors; the availability of adequate financing, suitable centers, and experienced management employees to implement our growth strategy; increases in interest rates, which would increase our borrowing costs; the fragmentation of the payday cash advance services industry and competition from various other sources, such as other payday cash advance providers, small loan providers, short-term consumer lenders, banks, savings and loans, and other similar financial services entities, as well as retail businesses that offer consumer loans or other products or services similar to those offered by us; and our lack of product and business diversification. For a more detailed discussion of some of these factors, please refer to the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, a copy of which is available from the SEC, upon request from us, or by going to our website: www.advanceamericacash.com.

Consolidated Statements of Income

Quarter and Year Ended December 31, 2004 and 2005

(in thousands, except per share data)

	Quarter ended		Year ended
	December 31,		December 31,
	2004	2005	2004	2005
	(unaudited)	(unaudited)
Revenues:
Fees and interest charged to customers	$119,451	$156,943	$430,859	$529,953
Marketing, processing and servicing fees	40,238	11,786	139,329	100,113
Total revenues	159,689	168,729	570,188	630,066

Provision for doubtful accounts and agency bank losses	(30,119)	(38,062)	(89,236)	(115,060)
Net revenues	129,570	130,667	480,952	515,006

Center Expenses:
Salaries and related payroll costs	42,345	42,144	160,047	171,092
Occupancy costs	18,160	21,805	67,305	80,540
Center depreciation expense	3,569	3,929	13,719	14,902
Advertising expense	6,764	3,329	26,082	24,137
Other center expenses	12,937	13,672	47,087	52,712
Total center expenses	83,775	84,879	314,240	343,383
Center gross profit	45,795	45,788	166,712	171,623

Corporate and Other Expenses (Income):
General & administrative expenses	11,547	13,261	42,081	51,479
General & administrative expenses with related parties	375	57	2,021	279
Corporate depreciation expense	967	1,093	3,942	4,483
Interest expense	2,404	1,417	7,303	4,331
Interest expense with related parties	2,032	—	9,862	—
Interest income	(45)	(143)	(161)	(351)
Loss on disposal of property and equipment	348	267	814	715
Loss on impairment of assets	1,288	1,066	1,288	2,918
Transaction related expense	874	—	2,466	—
Income before income taxes	26,005	28,770	97,096	107,769
Income tax expense	11,727	11,589	14,041	43,776
Income before income of consolidated variable interest entity	14,278	17,181	83,055	63,993
Income of consolidated variable interest entity	—	(527)	—	(1,003)
Net income	$14,278	$16,654	$83,055	$62,990

Net income per common share - basic	$0.20	$0.20	$1.20	$0.76
Weighted average number of shares outstanding - basic	70,495	81,925	69,126	83,124

Net income per common share - diluted	$0.20	$0.20	$1.20	$0.76
Weighted average number of shares outstanding - diluted	70,495	82,323	69,126	83,398

Pro Forma Data:
Pro Forma Net Income and Earnings Per Share:
Income before income taxes	$26,005		$97,096
Interest reduction with assumed proceeds	3,019		12,834
Pro forma income before income taxes	29,024		109,930
Pro forma income tax expense	11,784		44,632
Pro forma net income	$17,240		$65,298

Pro forma net income per common share - basic and diluted	$0.21		$0.78

Post-IPO shares outstanding	83,958		83,958

Consolidated Balance Sheets

December 31, 2004 and 2005

(in thousands, except per share data)

	2004	2005
Assets
Current assets
Cash and cash equivalents	$18,224	$27,259
Advances and fees receivable, net	155,009	193,468
Deferred income taxes	3,141	6,367
Other current assets	9,887	5,033
Total current assets	186,261	232,127
Restricted cash	9,110	10,034
Property and equipment, net	72,247	64,990
Goodwill	122,324	122,586
Other assets	7,597	6,651
Total assets	$397,539	$436,388

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,911	$9,306
Accrued liabilities	23,027	29,895
Income taxes payable	2,169	11,349
Accrual for excess bank losses	3,219	1,373
Current portion of long-term debt	471	503
Total current liabilities	42,797	52,426
Revolving credit facility	39,506	37,933
Long-term debt	6,660	6,185
Deferred income taxes	12,286	44
Other liabilities	—	15,706
Total liabilities	101,249	112,294

Non-controlling interest in variable interest entity	—	21,069

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized;
96,821 shares issued and 83,958 shares outstanding at December 31, 2004;
96,821 shares issued and 82,219 shares outstanding at December 31, 2005	968	968
Paid in capital	284,004	284,021
Paid in capital - unearned compensation	(3,451)	(4,850)
Retained earnings	52,492	83,842
Common stock in treasury (12,863 shares at cost at December 31, 2004;
14,602 shares at cost at December 31, 2005)	(37,723)	(60,956)
Total stockholders’ equity	296,290	303,025
Total liabilities and stockholders’ equity	$397,539	$436,388